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                                                                 EXHIBIT b(2)(b)

                     FIRST AMENDMENT TO AMENDED AND RESTATED

                        BYLAWS OF AIM ADVISOR FUNDS, INC.
                            (A MARYLAND CORPORATION)

                              ADOPTED JUNE 9, 1999



         The Bylaws of AIM Advisor Funds, Inc. are hereby amended as follows:

         WHEREAS, the Board of Directors of the Fund desires to modify the manner in which a chairman is appointed to preside at each shareholder meeting;

         NOW THEREFORE BE IT RESOLVED, that paragraph (a) of Article I,
         Section 8 of each Funds Bylaws be, and it hereby is, amended by deleting paragraph (a) of Article I, Section 8 in its entirety and replacing it with the following:

                           Section 8.  Conduct of Stockholders Meetings.
                                     -----------------------------------------

                                    (a) The meetings of the stockholders shall
                  be presided over by the Chairman of the Board, or if the Chairman shall not be present or if there is no Chairman, by the President, or if the President shall not be present, by a Vice President, or if no Vice President is present, by a chairman appointed for such purpose by the Board of Directors or, if not so appointed, by a chairman appointed for such purpose by the officers and Directors present at the meeting. The Secretary of the Corporation, if present, shall act as Secretary of such meetings, or if the Secretary is not present, an Assistant Secretary of the Corporation shall so act, and if no Assistant Secretary is present, then a person designated by the Secretary of the Corporation shall so act, and if the Secretary has not designated a person, then the meeting shall elect a secretary for the meeting.